The information in this prospectus supplement is not complete and may change. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-108566
SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2005 Prospectus Supplement September , 2005 (To Prospectus Dated September 16, 2003) $

Marsh & McLennan Companies, Inc. $ % Senior Notes due 2010 $ % Senior Notes due 2015 $ Floating Rate Senior Notes due 2008 ____________

     We will pay interest on the           % Senior Notes due 2010 (the “Notes Due 2010”) on           and           of each year, beginning on           , 2005. The Notes Due 2010 will mature on           , 2010. We will pay interest on the           % Senior Notes due 2015 (the “Notes Due 2015” and, together with Notes Due 2010, the “Fixed Rate Notes”) on           and           of each year, beginning on , 2005. The Notes Due 2015 will mature on           , 2015. At our option, we may redeem the Fixed Rate Notes in whole or in part at any time and from time to time before their maturity at the redemption price described herein under “Description of Notes—Fixed Rate Notes—Optional Redemption.”

     We will pay interest on the Floating Rate Senior Notes due 2008 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”) on           ,           , and           of each year, beginning on           , 2005. The rate of interest on the Floating Rate Notes is equal to three month LIBOR plus           % and will be reset quarterly. The Floating Rate Notes will mature on           , 2008.

     The Notes will be senior unsecured obligations of our company and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

     Investing in the Notes involves risks. See “Risk Factors” beginning on page S-2.

____________

	Per Note		Per Note		Per Floating
	Due 2010	Total	Due 2015	Total	Rate Note	Total

Public offering price (1)%		$	%	$	%	$
Underwriting discount	%	$	%	$	%	$
Proceeds to the Company
(before expenses)(1)%		$	%	$	%	$

(1) Plus accrued interest, if any, from         , 2005, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme, on or about        , 2005.

Global Coordinators and Joint Book-Running Managers

Citigroup		Goldman, Sachs & Co.

Joint Book-Running Managers
Banc of America Securities LLC	Deutsche Bank Securities	Merrill Lynch & Co.	UBS Investment Bank

     No person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the Notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement or the accompanying prospectus, as well as information previously filed with the Securities and Exchange Commission and incorporated by reference, is current only as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

     References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” and “MMC” are to Marsh & McLennan Companies, Inc., except where the context otherwise requires.

THE COMPANY

     MMC is a professional services firm. MMC’s subsidiaries include Marsh Inc., the world’s largest risk and insurance services firm; Kroll Inc., the world’s leading risk consulting company; Mercer Inc., a major global provider of consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 60,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows MMC to “incorporate by reference” the information it files with the SEC. This permits MMC to disclose important information to you by referencing these filed documents, including MMC’s annual, quarterly and current reports, which are considered part of this prospectus supplement and the accompanying prospectus. Information that MMC files later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents set forth below that MMC previously filed with the SEC and any future filings made with the SEC until the offering of all the Notes has been completed. These documents contain important information about MMC and its finances.

SEC Filings	Date Filed with the SEC

Annual Report on Form 10-K for the Year ended December 31, 2004	March 9, 2005
Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005	May 6, 2005
Quarterly Report on Form 10-Q for the Quarter ended June 30, 2005	August 9, 2005
Current Reports on Form 8-K	January 31, 2005, February 28,
2005, March 21, 2005, April 8,
2005, April 15, 2005, May 23,
2005, May 26, 2005, May 31,
2005, June 30, 2005, July 29,
2005, August 15, 2005, August
22, 2005, September 9, 2005
and September 12, 2005

     MMC will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000). The information found on our website and the websites of our operating companies is not a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

     In considering whether to purchase Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below. The risks and uncertainties described below are not the only ones facing MMC and its subsidiaries. Additional risks and uncertainties, not presently known to us or otherwise, may also impair our business operations. If any of the risks described below or such other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

     Legal and regulatory proceedings by federal and state regulators and law enforcement authorities concerning MMC and certain of its subsidiaries, particularly our insurance and reinsurance brokerage operations, as well as class actions, derivative actions and individual suits brought by policyholders and shareholders, may have a material adverse effect on our business, financial condition and results of operations.

     In October 2004, the Office of the New York State Attorney General (the “NYAG”) filed a civil complaint in New York State court against MMC and Marsh Inc. asserting claims under New York law for fraudulent business practices, antitrust violations, securities fraud, unjust enrichment, and common law fraud relating to Marsh’s broker compensation arrangements, including in particular Marsh’s compensation under market service agreements. Also in October 2004, the New York State Insurance Department (the “NYSID”) issued a citation ordering MMC and a number of its subsidiaries and affiliates that hold New York insurance licenses to appear at a hearing and show cause why regulatory action should not be taken against them. This citation, which also related to Marsh’s broker compensation arrangements, charged the respondents with the use of fraudulent, coercive and dishonest practices; violations of the New York General Business Law relating to contracts or agreements for monopoly or in restraint of trade; and violations of the New York Insurance Law that resulted from unfair methods of competition and unfair or deceptive acts or practices. On January 30, 2005, MMC and Marsh entered into an agreement with the NYAG and the NYSID to settle the NYAG lawsuit and the NYSID citation (the “Settlement Agreement”). Pursuant to the Settlement Agreement, we agreed to establish a fund of $850 million, payable over four years, for eligible Marsh policyholder clients. In 2004, we recorded a charge for the full amount of this fund and on June 1, 2005 we made our first payment into the fund, in the amount of $255 million. Clients eligible to receive a distribution from the fund have until September 20, 2005 to request a distribution.

     The Settlement Agreement does not resolve any investigation, proceeding or action commenced by the NYAG or the NYSID against any of our former or current employees. Since the filing of the NYAG lawsuit, eight former Marsh employees have pled guilty to criminal charges relating to the matters under investigation. The NYAG has stated that additional charges and guilty pleas involving Marsh personnel and others are imminent.

     Notwithstanding the Settlement Agreement, numerous other lawsuits have been commenced against us, one or more of our subsidiaries, and our current and former directors and officers, relating to matters alleged in the NYAG lawsuit. Numerous putative class action suits purportedly brought on behalf of policyholders and our shareholders against us, certain of our subsidiaries and certain of our current and former officers and directors are pending in various federal and state courts and in Canada. Shareholder derivative suits have been filed in various jurisdictions. There are also several actions brought by individual policyholders and additional suits may be filed by other policyholders. The myriad claims asserted in these suits include alleged violations of federal securities and antitrust laws, ERISA, RICO, and other statutory and common law claims, and seek significant damages. In addition, the State of Connecticut has commenced a lawsuit against Marsh challenging Marsh’s conduct in connection with the placement of a loss portfolio transfer of workers’ compensation claims for the State of Connecticut’s Department of Administrative Services. Following the announcement of the NYAG lawsuit and the related actions taken by MMC, MMC’s stock price dropped from approximately $45 per share to a low of approximately $22.75 per share.

     In addition, following the filing of the NYAG lawsuit, MMC and certain of its subsidiaries received notices of investigations and inquiries, together with requests for documents and information, from attorneys general, departments of insurance and other governmental entities in a significant number of jurisdictions (other than New York) that relate to the allegations in the NYAG lawsuit. Offices of attorneys general in approximately 20 jurisdictions have issued one or more requests for information or subpoenas calling for the production of documents or for witnesses to provide testimony. Subpoenas, letters of inquiry and other information requests have been received from departments of insurance or other state agencies in approximately 30 jurisdictions. Given the number of pending investigations, there is a significant possibility that MMC or its subsidiaries could face administrative proceedings or other regulatory actions, fines or penalties, including, without limitation, actions to revoke or suspend insurance broking licenses. MMC has recently been contacted by certain state attorneys general and commissioners of insurance indicating that they may seek additional monetary or other remedies from MMC. The office of one state attorney general has sent a letter to MMC indicating its intention to file a civil claim after September 13, 2005 if a resolution is not reached. MMC and its subsidiaries are continuing to cooperate in connection with all pending inquiries.

     An adverse outcome under any of the lawsuits and regulatory actions involving MMC and its subsidiaries could have a material adverse effect on our business, financial condition and results of operations. In addition, the lawsuits and regulatory actions, as well as criminal charges and pleas involving our current or former employees, could result in negative publicity, reputational damage and harm to our client and employee relationships. Any of these developments could negatively affect revenues in our insurance and reinsurance brokerage and other businesses.

     For further information about the above and other legal and regulatory matters involving MMC and its subsidiaries, see Note 15 to our consolidated financial statements appearing in our Current Report on Form 8-K filed August 15, 2005, incorporated herein by reference.

     We may not be successful in implementing our new business model and restructuring plans.

     Following our settlement with the NYAG and the NYSID, effective October 1, 2004, Marsh agreed to eliminate contingent compensation agreements with insurers. No such compensation will be earned for placements made after October 1, 2004. The elimination of this so-called market services revenue will negatively affect our near-term revenues and operating income. For example, market services revenue declined to $68 million for the first six months of 2005, compared to $408 million for the first six months of 2004.

     Marsh has changed its business model so that fees and remuneration for all services provided are disclosed to clients. Marsh’s new business model includes a commission initiative, whereby Marsh will seek to increase revenue through higher retail commissions to be paid by insurance carriers. These commissions would be included in the compensation disclosed to and approved by our clients. Although we expect to be fairly and fully compensated for the services we provide, we cannot assure you as to the amount or timing of any such newly generated revenues.

     We have examined our cost structure to identify areas where expenses can be reduced. As a result of this examination, in the fourth quarter of 2004 we initiated a restructuring plan including, among other features, the reduction of headcount and the consolidation of facilities. In March 2005 we announced that we would undertake further restructuring initiatives in response to our business environment. We expect these restructuring activities, when complete, to result in annual cost savings of $775 million. We cannot assure you, however, that we will achieve this level of cost savings, in which case our restructuring efforts would not affect our profitability as positively as we expect.

     We may not be able to collect our remaining accounts receivable for market services revenue earned before October 1, 2004.

     Effective October 1, 2004, Marsh agreed to eliminate contingent compensation agreements with insurers. As of June 30, 2005, we had $170 million of accounts receivable recorded in our financial statements related to market services revenue earned prior to October 1, 2004. While we intend to collect this outstanding market services revenue, we cannot assure you that we will be successful in collecting all amounts due. To the extent such accrued amounts are not collected, a charge to our earnings would result.

     We may experience loss of key personnel and clients.

     Across all of our businesses, we must preserve our capabilities to serve clients and the capacity to support staff development. Retention of our employees therefore is critical to us, and the loss of key managerial personnel or significant revenue producers could have a material adverse effect on our business and results of operations. Since late 2004 we have developed compensation programs to retain, motivate, and reward certain key employees, but we cannot be certain of our ability to retain our key employees or attract similar new employees in the future.

     In addition, as a result of the recent legal and regulatory matters referred to above, we may lose important clients, or experience further difficulty in generating new business, in our insurance brokerage or other businesses. In this event, our revenues and results of operations could be materially adversely affected.

     Regulatory investigations and lawsuits arising from market-timing and other issues at Putnam may have a material adverse effect on our business, financial condition and results of operations.

     In November 2003 and April 2004 Putnam reached settlements with the SEC and the Commonwealth of Massachusetts (the “Massachusetts Securities Division”), respectively, with respect to excessive short-term trading by, among others, certain Putnam employees in shares of the Putnam mutual funds. However, in late 2003 and continuing through Spring 2005, Putnam received document subpoenas and/or requests for information from the United States Attorney for the District of Massachusetts, the National Association of Securities Dealers, the U.S. Department of Labor, regulatory authorities in Florida, West Virginia and Connecticut, and certain other state regulatory and enforcement authorities inquiring into, among other things, the matters that were the subject of the proceedings by the SEC and the Massachusetts Securities Division.

     Various offices of the SEC, the Massachusetts Securities Division, the NYAG and the Department of Labor are investigating Putnam, reviewing, among other things, plan expense reimbursements with certain multi-employer deferred compensation plans that are Putnam clients, Putnam’s relationships with consultants retained by multi-employer deferred compensation plans, Putnam Research Fund’s investment management fee and the ERISA aspects of certain investments by the Putnam Profit Sharing Retirement Plan.

     The SEC’s Boston Office, the Massachusetts Securities Division, the Department of Labor and the Federal Deposit Insurance Corporation (the “FDIC”) are investigating or have requested information about certain matters that arose in the defined contribution plan administration business formerly conducted by Putnam Fiduciary Trust Company. During the course of the SEC’s investigation of these matters, issues have arisen relating to the calculation of certain amounts paid by the Putnam mutual funds in previous years. The previous payments were cost reimbursements by the Putnam mutual funds to Putnam for transfer agent services relating to defined contribution operations. These issues are being reviewed by Putnam and the trustees of the Putnam mutual funds and, pending the completion of this review, Putnam has recorded a charge of $30 million for the estimated cost that it believes will be necessary to address these issues. Putnam has briefed the SEC and the FDIC on these matters.

     Other ongoing regulatory matters involving Putnam include, among others, investigations or requests for information by the Department of Labor concerning certain ERISA issues and by the SEC concerning closed-end fund distributions.

     In addition, MMC and Putnam have received complaints in over 70 civil actions based on allegations of “market-timing” and in some cases “late trading” activities. These actions were filed in courts in various states, with all actions filed in federal court now having been transferred to the United States District Court for the District of Maryland. Certain Putnam entities have also been sued in the United States District Court for the District of Massachusetts for alleged violations of the Investment Company Act of 1940 in connection with the receipt of purportedly excessive advisory and distribution fees paid by the mutual funds in which plaintiffs purportedly owned shares. Putnam has also been notified by certain former institutional clients that they are considering possible claims relating to certain alleged disclosure failures, misrepresentations and purported breaches of investment management agreements.

     An adverse outcome under, or reputational damage caused by, any of the legal and regulatory matters involving Putnam could have a material adverse effect on our business, financial condition and results of operations.

     For further information about the above and other legal and regulatory matters involving MMC and its subsidiaries, see Note 15 to our consolidated financial statements appearing in our Current Report on Form 8-K filed August 15, 2005, incorporated herein by reference.

     Putnam may not be able to maintain its investment management and administrative fee revenues at current levels.

     Putnam’s revenue is derived primarily from investment management and 12b-1 fees received from the Putnam mutual funds and investment management fees received from institutional clients. Investment management revenues depend largely on the total value and composition of assets under management. Among the particular factors affecting assets under management are the levels of investments and withdrawals by current and new mutual fund shareholders and institutional clients. In 2004 and the first half of 2005, assets under Putnam’s management continued to be adversely affected, and may continue to be adversely affected in the future, by increased redemptions in response to the underperformance of certain Putnam funds relative to competing products in the mutual fund marketplace, as well as by the market-timing and short-term trading issues referred to above. In addition, in August 2005 Putnam announced that pursuant to discussions held with the trustees of the Putnam mutual funds during the trustees’ annual management contract review, Putnam will reduce the management fees it receives with respect to nine of its 12 closed-end funds, effective January 1, 2006. Continued declines in Putnam’s assets under management or further management fee reductions would negatively affect results of operations in our investment management segment.

We operate in a highly competitive environment.

     We generally encounter strong competition across all of our business segments, and in particular have faced competitive pressures as a result of the recent legal and regulatory matters referred to above. In our investment management segment, Putnam’s competitive position has been adversely affected, and may continue to be adversely affected in the future, by the underperformance of certain Putnam funds relative to competing products in the mutual fund marketplace. Mercer’s consulting and administration businesses face increasing competitive pressures, due in part to an increasing focus by regulators, clients and others on potential conflicts of interest.

     Our access to and cost of financing have been negatively affected by our recent legal and regulatory issues.

     We will need to raise additional long-term financing in the future in order to fund maturing long-term debt obligations and, possibly, to fund acquisitions or other growth in our business. In addition, to help meet our short-term liquidity needs, we expect to continue our historical practice of issuing commercial paper. Largely as a result of the legal and regulatory matters referred to above, our access to and cost of financing have been, and may continue to be, negatively affected.

     For example, following the filing of the NYAG lawsuit in October 2004, uncertainty regarding changes in our business model, the impact of eliminating contingent compensation agreements and potential fines and/or penalties resulted in credit rating downgrades by Moody’s and Standard & Poor’s, as a result of which we became unable to access the commercial paper market. In addition, the matters raised in the NYAG lawsuit might have prohibited us from borrowing under our revolving credit facilities but for the lenders’ agreement to waive the effect of such matters until December 30, 2004. We have since entered into a two-year term loan facility and amended our revolving credit facilities.

     Subsequent to the late 2004 rating downgrades that followed the filing of the NYAG lawsuit, Standard & Poor’s and Moody’s have not changed their ratings of our senior and short-term debt, and these ratings were reaffirmed by both rating agencies in March 2005. However, we are currently on negative outlook with both rating agencies, and any further downgrades would result in increased borrowing costs for us.

     Changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

     Our activities are subject to licensing requirements and extensive regulation under the laws of the United States and its various states, as well as the laws of other countries in which our subsidiaries operate. Our four business segments depend on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent regulations.

     In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals, and to implement regulations. Licenses may be denied or revoked for various reasons, including the violation of such regulations, conviction of crimes and similar matters. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines. In some instances, we follow practices based on our interpretations, or those generally followed by the industry, of laws or regulations, which may prove to be different from those of regulatory authorities. Accordingly, the possibility exists that we may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in a given jurisdiction.

     We cannot assure you that our risk and insurance services, risk consulting and technology, investment management or consulting activities will continue to be conducted in any given jurisdiction as they have been in the past. Any significant impairment of our ability to conduct our business as we historically have done could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to successfully integrate the businesses that we acquire.

     We have a history of numerous acquisitions, including four during the first six months of 2005 and, in July 2004, the acquisition of Kroll Inc., the world’s leading provider of risk mitigation services. In addition, during 2004 we made several smaller acquisitions in the risk and insurance services segment. Acquired businesses may not achieve the levels of revenue, profit or productivity we anticipate or otherwise perform as we expect. Acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses. While we intend that our acquisitions will improve our competitiveness and profitability, we cannot assure you that our past or future acquisitions will be accretive to earnings or otherwise meet our operational or strategic expectations.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     MMC and its subsidiaries and their representatives may from time to time make verbal or written statements (including certain statements contained or incorporated by reference or referred to in this prospectus supplement and the accompanying prospectus and other MMC filings with the SEC and in our reports to stockholders) relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, discussions concerning the matters raised in the complaint filed by the New York Attorney General’s Office stating a claim for, among other things, fraud and violations of New York State antitrust and securities laws, the complaint filed by the Connecticut Attorney General and numerous other investigations being conducted by other state attorneys general and state superintendents or commissioners of insurance, elimination of market services agreements (“MSA”), the new business model of Marsh Inc., the adverse consequences arising from market-timing issues at Putnam, including fines and restitution, revenues, expenses, earnings and cash flow, capital structure, existing credit facilities, and access to public capital markets including commercial paper markets, pension funding, market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, claims, lawsuits and other contingencies, and matters relating to MMC’s operations and income taxes.

     Such forward-looking statements are based on management’s expectations concerning current and future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained or incorporated by reference or referred to in this prospectus supplement and the accompanying prospectus include:

  the impact of litigation and regulatory proceedings brought by the New York Attorney General’s Office, the Connecticut Attorney General’s Office and other federal and state regulators and law enforcement authorities concerning insurance and reinsurance brokerage operations, the impact of class actions, derivative actions and individual suits brought by policyholders and shareholders (including MMC employees) asserting various claims, including claims under U.S. securities laws, ERISA, RICO, unfair business practices and other common law or statutory claims, loss of producers or key managers,
  inability to negotiate satisfactory compensation arrangements with insurance carriers or clients, inability to reduce expenses to the extent necessary to achieve desired levels of profitability, inability to collect previously accrued MSA revenue,
  changes in competitive conditions,
  changes in the availability of, and the market conditions and the premiums insurance carriers charge for, insurance products, mergers between client organizations,
  insurance or reinsurance company insolvencies,
  the impact of litigation and other matters stemming from market-timing issues at Putnam, changes in worldwide and national equity and fixed income markets, actual and relative investment performance of the Putnam mutual funds, the level of sales and redemptions of Putnam mutual fund shares,
  Putnam’s ability to maintain investment management and administrative fees at current levels, the ability of MMC to successfully access the public capital markets to meet long term financing needs, the continued strength of MMC’s relationships with its employees and clients, the ability to successfully integrate acquired businesses and realize expected synergies, the impact of terrorist attacks,
  changes in the value of investments made in individual companies and investment funds,

  fluctuations in foreign currencies,
  actions of regulators and law enforcement authorities,
  changes in interest rates or the inability to access financial markets, adverse developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC’s operations, the impact of other legislation and regulation in the jurisdictions in which MMC operates, and the matters described under “Risk Factors.”

     Forward-looking statements speak only as of the date on which they are made, and MMC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

     We will receive net proceeds (before expenses) from the offering of the Notes of approximately $ million. This reflects a deduction for the underwriting discounts and commissions. We intend to use these proceeds to repay a portion of our outstanding bank borrowings, plus accrued and unpaid interest thereon. All of the underwriters of this offering (or their affiliates) will receive proceeds from our repayment of such borrowings.

     As of September 9, 2005, approximately $1.3 billion of indebtedness was outstanding under our term loan facility, $270 million under our 2002 revolving credit facility and $189 million under our 2004 revolving credit facility. The outstanding borrowings under our:

  term loan facility currently bear an interest rate of 4.5% and mature on December 31, 2006,
  2002 revolving credit facility bear an interest rate of 4.575% and mature on October 6, 2005, and
  2004 revolving credit facility bear an interest rate of 4.575% and mature on October 6, 2005.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Six Months Ended June 30,

2004	2003	2002	2001	2000	2005	2004

2.2	7.8	8.3	6.0	6.3	3.0	8.4

DESCRIPTION OF NOTES

     The Notes will be senior debt issued under an indenture dated as of July 14, 2004, as supplemented by the second supplemental indenture, to be dated as of September    , 2005, between Marsh & McLennan Companies, Inc. and The Bank of New York, as trustee (collectively, the “Indenture”). The Notes Due 2010, the Notes Due 2015 and the Floating Rate Notes offered by this prospectus supplement each are a separate series of debt securities under the Indenture. As used in this “Description of Notes” section, the “Company” means Marsh & McLennan Companies, Inc. and does not include its subsidiaries.

Fixed Rate Notes Notes Due 2010

     The Notes Due 2010 will initially be limited to           $ aggregate principal amount. The Notes Due 2010 will bear interest at           % per year. Interest will be payable semi-annually in arrears on           and           of each year, beginning           , 2005. Interest on the Notes Due 2010 will accrue from           , 2005, or from the most recent date to which interest has been paid or provided for. Interest on the Notes Due 2010 will be paid to holders of record on the           or           immediately preceding the interest payment date. The Notes Due 2010 will mature on , 2010.

Notes Due 2015

     The Notes Due 2015 will initially be limited to $ aggregate principal amount. The Notes Due 2015 will bear interest at           % per year. Interest will be payable semi-annually in arrears on           and           of each year, beginning           , 2005. Interest on the Notes Due 2015 will accrue from           , 2005, or from the most recent date to which interest has been paid or provided for. Interest on the Notes Due 2015 will be paid to holders of record on the           or           immediately preceding the interest payment date. The Notes Due 2015 will mature on           , 2015.

Optional Redemption

     The Fixed Rate Notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

  100% of the principal amount of notes to be redeemed; or
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus (x)           basis points for the Notes Due 2010 and (y)           basis points for the Notes Due 2015.

     In each case we will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Independent Investment Banker” means Citigroup Global Markets Inc. and Goldman, Sachs & Co. and their respective successors, or, if such firms or the successors, if any, to such firm or firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

     “Reference Treasury Dealer” means (i) Citigroup Global Markets Inc. and its successors, (ii) Goldman, Sachs & Co. and its successors and (iii) two or more of Banc of America Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as we will specify from time to time; provided, however, that if any of them ceases to be a primary U.S. Government securities dealers (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to:

(1)	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(2)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     The Treasury Rate shall be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

     Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. If less than all of the Notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the Notes, or portions of the Notes, to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date.

     The Company shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Notes being redeemed in part.

Floating Rate Notes

     The Floating Rate Notes will initially be limited to $      aggregate principal amount. The Floating Rate Notes will bear interest at “LIBOR” plus           %. Interest will accrue from           , 2005 and is payable quarterly in arrears on           ,           ,           and           of each year, beginning on           , 2005; provided that if any such date is not a business day, payment of interest accrued through the applicable interest payment date will be made on the following business day unless that business day is in the following calendar month, in which case the interest payment date will be the immediately preceding business day. The interest rate will be calculated quarterly on           ,          ,           , and           and will be reset quarterly on           ,           ,           , and           (each of these dates is called an “Interest Reset Date”). Interest is payable from the date of issue of the Floating Rate Notes or from the most recent date to which interest on such Floating Rate Note has been paid or duly provided for, until the principal amount of the Floating Rate Note is paid or duly made available for payment. We will pay interest to the holders of record as of the close of business 15 calendar days before the interest payment date. The Floating Rate Notes will mature on           , 2008.

     “LIBOR” for each Interest Reset Date, other than for the initial interest rate, will be determined by the calculation agent as follows:

(i)	LIBOR will be the offered rate for deposits in U.S. dollars for the three month period which appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, two “London banking days” prior to the applicable Interest Reset Date.

(ii)	If this rate does not appear on the Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., London time, two London banking days prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that Interest Reset Date will be the average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that Interest Reset Date will be the average of the rates quoted by three major banks in New York, New York (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., New York time, two London banking days prior to the applicable Interest Reset Date for loans in U.S. dollars to leading banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next Interest Reset Date, LIBOR will be the same as the rate determined on the immediately preceding Interest Reset Date.

     The interest rate in effect from the date of issue to the first Interest Reset Date will be based on three month LIBOR two London banking days prior to the date of issue.

     A “London banking day” is any day in which dealings in U.S. dollar deposits are transacted in the London interbank market. “Telerate Page 3750” means the display page so designated on the Telerate Service for the purpose of displaying London interbank offered rates of major banks (or any successor page).

     The calculation agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect. The calculation agent is The Bank of New York until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the Floating Rate Notes. We may appoint a successor calculation agent at any time at our discretion and without notice.

     All percentages resulting from any calculation of the interest rate with respect to the Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     Interest on the Floating Rate Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United Sates law of general application.

General Terms of Notes

     We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes offered by this prospectus supplement. Any such additional notes will be a part of the series having the same terms as the Notes.

     Interest and principal will be payable in U.S. dollars. The Notes will be issued only in denominations of $2,000 and integral multiples of $2,000. There will be no sinking fund payments for the Notes.

     The security registrar and transfer agent for the Notes will be The Bank of New York until such time as a successor security registrar or transfer agent is appointed.

Ranking

     The Notes will be senior unsecured obligations of Marsh & McLennan Companies, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. On a pro forma basis as of June 30, 2005, after giving effect to the offering of the Notes, we would have $           million of outstanding senior indebtedness, of which $           million would have been secured indebtedness, not including the debt of our subsidiaries. Also on a pro forma basis as of June 30, 2005, after giving effect to the offering of the Notes, debt of our subsidiaries, to which the Notes will be structurally subordinated, was approximately $           million.

Covenants with Respect to the Notes

     Limitation on Liens on Stock of our Significant Subsidiaries. The Indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock of Marsh Inc., Putnam Investments or Mercer Inc. (each a “Significant Subsidiary”) unless the Notes (and, if we so elect, any other Indebtedness of MMC that is not subordinate to the Notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) are secured equally and ratably with such Indebtedness for at least the time period such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a Person, whether outstanding on the original date of issuance of the Notes or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any Person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement.

     Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of the outstanding Notes, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any Person or may permit any Person to consolidate with or merge into the Company, provided that any successor Person must be a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and must assume our obligations on the Notes and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have happened and be continuing and that certain other conditions are met.

Global Clearance and Settlement Procedures

     Investors in the global securities representing any of the Notes (the “Global Notes”) may hold a beneficial interest in such Global Notes through The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme (“Clearstream”) or the Euroclear System (“Euroclear”) or through participants. The Notes may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below.

     Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

     Distributions, to the extent received by the U.S. Depositary (as defined below) for Clearstream, with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

     Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

     Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Initial Settlement

     All Global Notes will be registered in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositaries (each, a “U.S. Depositary”), Citibank, N.A. (“Citibank”) and JPMorgan Chase Bank (“JPMorgan Chase”), which in turn will hold such positions in accounts as participants of DTC.

     Notes held through DTC will be settled in immediately available funds. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Notes held through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Notes will be credited to the securities custody accounts on the settlement date against payment.

Secondary Market Trading

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC participants will be settled in immediately available funds.

     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

     Trading between DTC Seller and Clearstream or Euroclear Purchaser. When beneficial interests in the Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as the case may be, to receive a beneficial interest in the Global Notes against payment. Unless otherwise set forth in this prospectus supplement, payment will include interest accrued on the beneficial interest in the Global Notes so transferred from and including the last interest payment date to and excluding the settlement date, on the basis on which interest is calculated on the Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or JPMorgan Chase to the DTC participant’s account against delivery of the beneficial interest in the Global Notes. After settlement has been completed, the beneficial interest in the Global Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and interest on the beneficial interest in the Global Notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

     Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the beneficial interests in the Global Notes are credited to their accounts one day later.

     As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing a beneficial interest in the Global Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Notes were credited to their accounts. However, interest on the beneficial interests in the Global Notes would accrue from the value date. Therefore, in many cases the investment income on the Global Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant’s particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Notes to Citibank or JPMorgan Chase for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures in transactions in which a beneficial interest in the Global Notes is to be transferred by the respective clearing system, through Citibank or JPMorgan Chase, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as appropriate, to deliver the beneficial interest in the Global Notes to the DTC participant’s account against payment. Payment will include interest accrued on the beneficial interest in the Global Notes from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

     Finally, day traders that use Clearstream or Euroclear and that purchase beneficial interests in the Global Notes from DTC participants for credit to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

1.	borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

2.	borrowing beneficial interests in the Global Notes in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Notes sufficient time to be reflected in the appropriate Clearstream or Euroclear account in order to settle the sale side of the trade; or

3.	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

     Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Applicable Law

     The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Additional Terms

     For additional important information about the Notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

  additional information on the terms of the Notes;
  general information on the Indenture and the trustee; and
  a description of events of default under the Indenture.

     To the extent any information about the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

UNDERWRITING

     Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as global coordinators and, along with Banc of America Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as joint book-running managers of the offering.

     Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

	Principal Amount of	Principal Amount of	Principal Amount of
Underwriter	Notes Due 2010	Notes Due 2015	Floating Rate Notes

Citigroup Global Markets Inc.	$	$	$
Goldman, Sachs & Co.
Banc of America Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC

Total	$	$	$

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Notes offered hereby are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes offered hereby if they purchase any of the Notes.

     The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed          % of the principal amount of the Notes Due 2010, % of the principal amount of the Notes Due 2015 and          % of the principal amount of the Floating Rate Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed          % of the principal amount of the Notes Due 2010,          % of the principal amount of the Notes Due 2015 and          % of the principal amount of the Floating Rate Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

     We estimate that our total expenses for this offering will be $1.0 million. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. If a trading market does not develop or is not maintained, holders of Notes may find it difficult or impossible to resell their Notes. If a trading market were to develop, the Notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition, and the market for similar securities. We have been advised by the underwriters that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market making at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the Notes or the ability of holders of the Notes to sell their Notes at all or the price at which such holders may be able to sell their Notes.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Per Note Due 2010%
Per Note Due 2015%
Per Floating Rate Note %

     In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions.

Overallotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

     Certain of the underwriters may make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corp., an Internet-based communications technology provider. MarketAxess Corp. is providing the system as a conduit for communications between the underwriters and their customers and is not a party to any transactions. MarketAxess Corp., a registered broker-dealer, will receive compensation from the underwriters based on transactions the underwriters conduct through the system. The underwriters will make the Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. In addition, the underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business for which they will receive customary fees and expenses.

     We intend to use the net proceeds of this offering to repay a portion of our outstanding bank borrowings, plus accrued and unpaid interest thereon. All of the underwriters of this offering (or their affiliates) will receive proceeds from our repayment of such borrowings. Because certain of the underwriters or their affiliated or associated persons will receive more than 10% of the offering proceeds (not including underwriting compensation) as repayment of debt under our existing credit facilities, this offering is being made pursuant to the provisions of section 2710(h) of the NASD Conduct Rules.

Selling Restrictions

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than A43,000,000 and (3) an annual net turnover of more than A50,000,000, as shown in its last annual or consolidated accounts; (c) to investors with the minimum total consideration per investor of A50,000; or (d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     Each underwriter has represented and agreed that: (a)(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (the “FSMA”) by the issuer; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

     The offer in The Netherlands of the Notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

     Each underwriter has represented and agreed that: (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

     The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

     Certain matters pertaining to the Notes will be passed upon for MMC by Peter J. Beshar, Esq., general counsel to MMC. The validity of the Notes and certain matters pertaining to the Notes will be passed upon for MMC by Davis Polk & Wardwell, New York, New York, and for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

     The consolidated balance sheets of MMC and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2004, incorporated in this prospectus supplement by reference from MMC’s Current Report on Form 8-K dated August 12, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, which report (1) expressed an unqualified opinion on the consolidated financial statements and included explanatory paragraphs relating to MMC’s segment data restatement as described in Notes 1, 5, and 16, and relating to MMC’s updated Claims, Lawsuits and other Contingencies described in Note 15, which is incorporated herein be reference. In addition, management’s annual report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus supplement by reference from MMC’s Annual Report on Form 10-K for the year ended December 31, 2004, has been audited by Deloitte & Touche LLP as stated in their report incorporated by reference herein, which report (1) expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting, and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting, which is incorporated herein by reference. The above reports have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
$3,000,000,000
Marsh & McLennan Companies, Inc. Common Stock, Preferred Stock and Debt Securities ____________
Marsh & McLennan Companies, Inc. may sell
  common stock to the public.
  preferred stock to the public.
  debt securities to the public.

     MMC urges you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock and the debt securities, carefully before you make your investment decision.

____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 16, 2003

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf ” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “MMC,” “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc.

MARSH & McLENNAN COMPANIES, INC.

     MMC is a global professional services firm with annual revenues exceeding $10 billion. It is the parent company of Marsh, Inc., the world’s leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. Approximately 60,000 employees provide analysis, advice and transactional capabilities to clients in over 100 countries.

     Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

					Six Months Ended
Year Ended December 31,					June 30,

2002	2001	2000	1999	1998	2003	2002

8.2	6.0	6.3	4.5	6.4	8.6	9.9

DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the common stock, preferred stock and debt securities that MMC may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

     The following description is based upon our restated certificate of incorporation, our by-laws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and by-laws below. The summary is not complete. The restated certificate of incorporation and by-laws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and bylaws for the provisions that are important to you.

     MMC’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of September 5, 2003.

Common Stock

     Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

     Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

     Liquidation and Dissolution. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

  convert the stock into any other security;
  have the stock redeemed; or
  purchase additional stock or to maintain their proportionate ownership interest.

     The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

     Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

  for any breach of the director’s legal duty to act in the best interests of MMC and its stockholders;
  for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;
  for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or
  for transactions where the director derived an improper personal benefit.

     Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

     The Bank of New York is transfer agent and registrar for the common stock.

Stockholder Rights Plan

     Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, unless prohibited by its restated certificate of incorporation. The price and terms of these shares must be stated in the restated certificate of incorporation or in a resolution adopted by the board of directors.

     We have entered into an amended and restated stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety.

     Our rights agreement provides that each share of our common stock outstanding will have attached to it the right to purchase one six-hundredth of a preferred share of MMC. The purchase price per one six-hundredth of a share of preferred stock is $200, but this amount may be adjusted in some circumstances.

     Initially, the rights are attached to outstanding certificates representing MMC common stock, and no separate certificates representing the rights will be distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender or exchange offer for 15% or more of the outstanding common stock.

     After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 29, 2007, unless that date is extended or the rights are earlier redeemed or exchanged by MMC.

     Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our respective outstanding common stock will be null and void.

     If an acquiror obtains or has the right to obtain 15% or more of MMC common stock, then each right will entitle the holder to receive, upon exercise, a number of shares of MMC common stock having a value equal to two times the exercise price of the right. However, rights will not be exercisable until the time that the rights are no longer redeemable by our board of directors, as described below.

     Also, if an acquiror obtains 15% or more of MMC common stock, and any of the following occurs:

  MMC merges into another entity and is not the surviving entity;
  an acquiring entity merges into MMC and MMC’s common stock is changed or exchanged; or
  more than 50% of MMC’s assets or earning power is sold or transferred,

     then each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     After an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares or preferred shares. If our board of directors exercises this option, the exchange ratio is one common share or one six-hundredth of a preferred share per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may, at its option, redeem all but not less than all of the outstanding rights prior to the time that an acquiror obtains 15% or more of our outstanding common stock. The redemption price is $.01 per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction. The right to exercise the rights will terminate when our board of directors orders the redemption of the rights and the only right of the holders of the rights at that time will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of MMC, including the right to vote or receive dividends, simply by virtue of holding the rights. While the distribution of the rights will not be taxable under United States law to stockholders or to MMC, stockholders may, depending upon the circumstances, recognize taxable income under United States law in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the rights as set forth above.

     The rights agreement may be amended by the board of directors without the approval of the holders of the rights prior to the date that an acquiror obtains 15% or more of our outstanding common stock. However, after that date, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror.

     The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire MMC on terms not approved by our board of directors, except in connection with an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, redeem all the rights at the redemption price at any time prior to the time than an acquiror acquires 15% or more of our common stock. In addition, the rights should not interfere with a proxy contest.

Provisions of MMC’s Restated Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

     Classified Board of Directors. Our restated certificate of incorporation divides the board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of MMC is fixed from time to time by the board of directors.

     Removal of Directors by Stockholders. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

     Stockholder Nomination of Directors. MMC’s restated by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director at least ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Except that if the date for the annual meeting is not within 30 days before or after such anniversary date, or if the meeting is a special meeting of stockholders called for the purpose of electing directors, then notice by a stockholder is timely if received by MMC no more than fifteen days after the day on which notice of the date of the meeting was mailed or public disclosure of the date, whichever first occurs.

     No Action By Written Consent. Our restated certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

     10% Stockholder Provision. Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, the restated certificate of incorporation and MMC’s by-laws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

     Transactions covered by Article Eighth include:

  mergers of MMC or any of its subsidiaries with a 10% stockholder, sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder, sales of all or any substantial part of the assets of a 10% stockholder to MMC, the issuance or delivery of securities of MMC or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to MMC, any substantial loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

  the adoption of a plan for the voluntary dissolution or liquidation of MMC or amendment to MMC’s by-laws, any reclassification of securities or recapitalization of MMC or other transaction which increases a 10% stockholder’s proportionate share of any class of MMC’s capital stock, or any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.”

A 10% stockholder is generally considered to be any other corporation, person or entity which:

  beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, or is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

The following are not considered to be 10% stockholders:

  MMC and any of its subsidiaries and
  any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.”

An unbiased director is generally considered to be a director who:

  is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

     A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

     Article Eighth may not be changed or repealed without the affirmative vote of the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, the restated certificate of incorporation and MMC’s by-laws that otherwise apply will govern the vote.

     Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of MMC’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

  a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of MMC’s capital stock.

     The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

     The prohibition against these transactions does not apply if:

  prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock, or the interested stockholder owns at least 85% of the outstanding voting stock of MMC as a result of the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock.
  Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.
Preferred Stock

     General. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

     Voting Rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of preferred stock to be adjusted.

     Stockholder Rights Plan. In connection with MMC’s stockholder rights plan described above, the board of directors has designated 2,000,000 shares of series A junior participating preferred stock.

DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

     We have summarized all material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

     The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

     Because we are a holding company that conducts all of our operations through our subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2003, our subsidiaries had approximately $60 million of outstanding debt.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of MMC, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

  the title of the securities;
  any limit on the amount that may be issued;
  whether or not the debt securities will be issued in global form and who the depositary will be;
  the maturity date(s);
  the interest rate or the method of computing the interest rate;
  the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;
  the place(s) where payments will be made;
  MMC’s right, if any, to defer payment of interest and the maximum length of any deferral period;
  the terms and conditions on which the debt securities may be redeemed at the option of MMC;
  the date(s), if any, on which, and the price(s) at which MMC is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;
  any provisions granting special rights to holders when a specified event occurs;
  any changes to or additional events of default or covenants;
  any special tax implications of the debt securities;
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;
  the subordination terms of any subordinated debt securities; and
  any other terms that are not inconsistent with the indenture.

Conversion or Exchange Rights

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of such series of debt securities to be adjusted. (section 2.01)

Covenants

     Under the indentures, MMC will:

  pay the interest, principal and any premium on the debt securities when due (section 4.01); and
  maintain a place of payment (section 4.02).
Consolidation, Merger or Sale

     The indentures do not contain any covenant which restricts the ability of MMC to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquiror of such assets must assume all of the obligations of MMC under the indentures and the debt securities. (sections 10.01 and 10.02)

Events of Default Under the Indenture

     The following are events of default under the indentures with respect to any series of debt securities issued:

  we fail to pay interest when due and continuing for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;
  we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;
  we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and such failure continues for 90 days after we receive notice from the trustee or from the holders of at least 25% in principal amount of the outstanding debt securities of that series; and
  certain events of bankruptcy or insolvency, whether voluntary or not.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series due and payable immediately. (section 6.01)

     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any past default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default. (section 6.06)

     Unless otherwise specified in the indentures, if an event of default under an indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

  it is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and
  unless otherwise provided under the Trust indenture Act, the trustee need not take any action that might involve it in personal liability. (sections 6.04 and 6.06)

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  the holder has given written notice to the trustee of a continuing event of default;

  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings as trustee;
  such holders have offered reasonable indemnity to the trustee to cover the cost of the proceedings; and
  the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of that series, within 60 days.

     MMC will periodically file statements with the trustee regarding its compliance with the covenants in the indentures. (section 5.03)

Modification of Indenture; Waiver

MMC and the trustee may change an indenture without the consent of any holders:

  to fix any ambiguity, defect or inconsistency in the indenture;
  to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;
  to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and
  to effect certain other limited purposes described in the indenture. (section 9.01)

     In addition, the rights of holders of a series of debt securities may be changed by MMC and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each affected holder:

  extending the fixed maturity;
  reducing the principal amount;
  reducing the rate of or extending the time of payment of interest;
  reducing any premium payable upon redemption; or
  reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment. (section 9.02)
Form, Exchange, and Transfer

     The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depositary named by MMC and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

     A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount.

     A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by MMC for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MMC may require payment of any taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any series of debt securities. MMC may at any time change the transfer agent by written notice delivered to the trustee.

     If the debt securities of any series are to be redeemed, MMC will not be required to:

  issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or
  register the transfer of or exchange any debt securities that have been called for redemption, except the unredeemed portion of any such debt securities being redeemed in part. (sections 2.05 and 4.02)
Information Concerning the Trustee

     The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. If an event of default has occurred with respect to any series of debt securities, the trustee must use with respect to those debt securities the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. (sections 7.01 and 7.02)

Payment and Paying Agents

     We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date. (sections 2.03 and 3.03)

     We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

     All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts. (section 11.05)

Governing Law

     The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. (section 13.05)

Subordination of Subordinated Debt Securities

     The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness on the terms described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities which MMC may issue, nor does it limit our ability to issue any other secured or unsecured debt. (section 14.01)

     The prospectus supplement relating to any series of subordinated debt securities will disclose the amount of debt of MMC that will be senior to those subordinated debt securities.

PLAN OF DISTRIBUTION

     MMC may sell the common stock, preferred stock or any series of debt securities in one or more of the following ways (or in any combination) from time to time:

  through underwriters or dealers;
  directly to a limited number of purchasers or to a single purchaser; or
  through agents.

     The prospectus supplements will state the terms of the offering of the securities, including:

  the name or names of any underwriters, dealers or agents;

  the purchase price of such securities and the proceeds to be received by MMC;
  any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
  any initial public offering price;
  any discounts or concessions allowed or reallowed or paid to dealers; and
  any securities exchanges on which the securities may be listed.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  negotiated transactions,
  at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale,
  at prices related to prevailing market prices or
  at negotiated prices.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from MMC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

     Underwriters and agents may be entitled under agreements entered into with MMC to indemnification by MMC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MMC and its affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. Any underwriters to whom securities are sold by MMC for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MMC.

     This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus:

  Annual Report on Form 10-K for the year ended December 31, 2002;
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;
  Registration Statement on Form 8-B dated May 22, 1969, as amended by the amendment on Form 8 dated February 3, 1987; and
  Registration Statement on Form 8-A dated October 10, 1997, as amended by the amendment on Form- 8/A dated January 26, 2000, and as further amended by the amendment on Form 8-A/A dated June 20, 2002.

     MMC will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus and MMC’s financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such statements may include, without limitation, discussions concerning revenues, expenses, earnings, cash flow, capital structure, pension funding, financial losses and expected insurance recoveries resulting from the September 11, 2001 terrorist attack on the World Trade Center in New York City, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies and matters relating to MMC’s operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts’ reports and opinions and long-term trends, as well as management’s expectations concerning future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained or incorporated or referred to herein include, in the case of MMC’s risk and insurance services and consulting businesses, the amount of actual insurance recoveries and financial losses from the September 11 attack on the World Trade Center, or other adverse consequences from that incident. Other factors that should be considered in the case of MMC’s risk and insurance services business are changes in competitive conditions, movements in premium rate levels, the continuation of difficult conditions for the transfer of commercial risk and other changes in the global property and casualty insurance markets, the impact of terrorist attacks, natural catastrophes, mergers between client organizations, and insurance or reinsurance company insolvencies. Factors to be considered in the case of MMC’s investment management business include changes in worldwide and national equity and fixed income markets, actual and relative investment performance, the level of sales and redemptions, and the ability to maintain investment management and administrative fees at appropriate levels; and with respect to all of MMC’s activities, changes in general worldwide and national economic conditions, changes in the value of investments made in individual companies and investment funds, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates or in the ability to access financial markets, developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC’s operations, and the impact of tax and other legislation and regulation in the jurisdictions in which MMC operates.

     We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

LEGAL OPINIONS

     The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

     The consolidated balance sheets of MMC and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2002, included and incorporated by reference in MMC’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference into this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Marsh & McLennan Companies, Inc.

$ % Senior Notes due 2010 $ % Senior Notes due 2015

$           Floating Rate Senior Notes due 2008

PROSPECTUS SUPPLEMENT , 2005

Citigroup Goldman, Sachs & Co. Banc of America Securities LLC Deutsche Bank Securities Merrill Lynch & Co. UBS Investment Bank